EXHIBIT 97

GOPRO, INC.

COMPENSATION RECOVERY POLICY

Adopted and approved on November 09, 2023
and effective upon the Listing Rule Effective Date

1.Purpose

GoPro, Inc. (collectively with its subsidiaries, the “Company”) has adopted this Compensation Recovery Policy (this “Policy”). This Policy is designed to comply with Section 10D of the Exchange Act and explains when the Company will be required to seek recovery of Incentive Compensation awarded or paid to a Covered Person. Please refer to Exhibit A attached hereto (the “Definitions Exhibit”) for the definitions of capitalized terms used throughout this Policy.

2.Recoupment

In the event of a Restatement, the Company will seek to recover, reasonably promptly, all Recoverable Incentive Compensation from any Covered Person during the Applicable Period (including those Covered Persons who are not Executive Officers at the time of the Restatement), unless the Compensation and Leadership Committee (“CLC”) determines it is Impracticable to do so after exercising a normal due process review of all the relevant facts and circumstances. Such recovery shall be made without regard to any individual’s knowledge or responsibility related to the Restatement or the Recoverable Incentive Compensation. The CLC may, in its discretion, also undertake such recovery in the event any Covered Person has engaged in Misconduct.

The Company will seek to recover all Recoverable Incentive Compensation that was awarded or paid in accordance with the definition of “Recoverable Incentive Compensation” set forth in the Definitions Exhibit. If such Recoverable Incentive Compensation was not awarded or paid on a formulaic basis, the Company will seek to recover the amount that the CLC determines in good faith should be recouped.

The CLC will not consider the Covered Person’s responsibility or fault or lack thereof in enforcing this Policy with respect to all Recoverable Incentive Compensation from any Covered Person. The CLC has sole discretion to administer this Policy and, subject to applicable law, may seek to recoup such Recoverable Incentive Compensation by requiring any Covered Person to repay such amount to the Company; an adjustment to future cash or equity-based compensation payments or awards; by set-off of a Covered Person’s other compensation; or by such other means or combination of means as the CLC, in its sole discretion, determines to be appropriate; provided that any decisions with respect to the Chief Executive Officer’s compensation shall be subject to ratification by the Board.

3.Legal and Compliance Violations

Compliance with the law and the Company’s Code of Business Conduct and Ethics and other corporate policies is a pre-condition to earning Incentive Compensation. If the Company in its sole discretion concludes that a Covered Person (1) has engaged in Misconduct; or (2) was aware of or willfully blind to Misconduct that occurred in an area over which the Covered Person had supervisory authority, the Company may, at the direction of the CLC, seek recovery of all or a portion of the Recoverable Incentive Compensation awarded or paid to the Covered Person for the Applicable Period in which the violation occurred. In addition, the Company may, at the direction of the CLC, conclude that any unpaid or unvested Incentive Compensation has not been earned and must be forfeited.

In the event of Misconduct, the Company may seek recovery of Recoverable Incentive Compensation even if the Misconduct did not result in an award or payment greater than would have been awarded or paid absent the Misconduct.

In the event of Misconduct, in determining whether to seek recovery and the amount, if any, by which the payment or award should be reduced, the CLC may consider - among other things - the seriousness of the Misconduct, whether the Covered Person was unjustly enriched, whether seeking the recovery would prejudice the Company’s interests in any way, including in a proceeding or investigation, and any other factors it deems relevant to the determination.

4.Other Actions

In addition, the CLC may, in its sole discretion and in the reasonable exercise of its business judgment, determine whether and to what extent additional action is appropriate to address the circumstances surrounding a Restatement or Misconduct to minimize the likelihood of any recurrence and to impose such other discipline as it deems appropriate.

5.No Indemnification or Reimbursement

Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify or reimburse a Covered Person for any loss under this Policy and in no event shall the Company or any of its affiliates pay premiums on any insurance policy that would cover a Covered Person’s potential obligations with respect to Recoverable Incentive Compensation under this Policy.

6.Administration of Policy

The CLC shall have full authority to administer this Policy. Actions of the CLC pursuant to this Policy shall be taken by the vote of a majority of its members. The CLC shall, subject to the provisions of this Policy and Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the Company’s applicable exchange listing standards, make such determinations and interpretations and take such actions in connection with this Policy as it deems necessary, appropriate or advisable. All determinations and interpretations made by the CLC shall be final, binding and conclusive.

7.Acknowledgement by Covered Persons

The Company will provide notice and seek written acknowledgement of this Policy, in substantially the form included as Exhibit B attached hereto, from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement will have no impact on the applicability or enforceability of this Policy. All Incentive Compensation subject to this Policy will not be earned, even if already paid, until the Policy ceases to apply to such Incentive Compensation and any other vesting conditions applicable to such Incentive Compensation are satisfied.

8.Other Laws, Claims and Rights

The remedies under this Policy are in addition to, and not in lieu of, any legal and equitable claims the Company or any of its affiliates may have or any actions that may be imposed by law enforcement agencies, regulators, administrative bodies or other authorities. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies or regulations available or applicable to the Company (including SOX 304).  If recovery is required under both SOX 304 and this Policy, any amounts recovered pursuant to SOX 304 may be credited toward the amount recovered under this Policy, or vice versa. Further, the exercise by the CLC of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the CLC may have with respect to any Covered Person subject to this Policy. To the extent applicable, this Policy will be administered in a manner that complies with applicable law and listing exchange requirements and shall be interpreted and construed accordingly.

9.Amendment; Termination

The Board or the CLC may amend or terminate this Policy at any time.

10.Interpretation; Enforcement

In the event of a Restatement, this Policy will be interpreted and enforced, and appropriate disclosures and other filings with respect to this Policy will be made, in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the Company’s applicable exchange listing standards.

11.Effectiveness

Except as otherwise determined in writing by the CLC, this Policy shall apply (a) in the case of any Restatement, to any Incentive Compensation that is Received by a Covered Person, and (b) in the case of any Misconduct, to any Incentive Compensation that is awarded, paid, settled or vested to a Covered Person, following the effectiveness of this Policy. This Policy will survive and continue notwithstanding any termination of a Covered Person’s employment with the Company and its affiliates.

12.Successors

This Policy shall be binding and enforceable against all Covered Persons and their successors, beneficiaries, heirs, executors, administrators, or other legal representatives.

13.Governing Law

To the extent not preempted by U.S. federal law, this Policy will be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflict of laws.

Exhibit A
GOPRO, INC.
COMPENSATION RECOVERY POLICY
DEFINITIONS EXHIBIT
“Applicable Period” means (a) in the case of any Restatement, the three completed fiscal years of the Company immediately preceding the earlier of (i) the date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes (or reasonably should have concluded) that a Restatement is required or (ii) the date a regulator, court or other legally authorized entity directs the Company to undertake a Restatement, and (b) in the case of any Misconduct, as the Compensation and Leadership Committee or Board determines to be appropriate in light of the scope and nature of the Misconduct. The “Applicable Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence.

“Board” means the Board of Directors of the Company.

“Compensation and Leadership Committee” means the Company’s committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board.

“Covered Person” means (a) in the case of any Restatement, any person who is, or was at any time, during the Applicable Period, an Executive Officer of the Company or an employee of the Company whose compensation is under the purview of the CLC; or (b) in the case of any Misconduct, any person who is, or was at the time, an Executive Officer or an employee of the Company whose compensation is under the purview of the CLC. For the avoidance of doubt, Covered Person may include a former Executive Officer that left the Company, retired, or transitioned to a non-Executive Officer role (including after serving as an Executive Officer in an interim capacity) during the Applicable Period.

“Executive Officer” means the Company’s president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, or any other person (including an officer of the Company’s parent(s) or subsidiaries) who performs similar policy-making functions for the Company.

“Financial Reporting Measure” means a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements (including “non-GAAP” financial measures, such as those appearing in the Company’s earnings releases or Management Discussion and Analysis), and any measure that is derived wholly or in part from such measure. Examples of Financial Reporting Measures include measures based on: revenues, net income, operating income, financial ratios, EBITDA, liquidity measures, return measures (such as return on assets), profitability of one or more segments, subscription metrics, revenue per user, and cost per employee. Stock price and total shareholder return are also Financial Reporting Measures.

“Impracticable.” The Compensation and Leadership Committee may determine in good faith that recovery of Recoverable Incentive Compensation is “Impracticable”(a) in the case of any Restatement, if: (i) pursuing such recovery would violate applicable law and the Company provides an opinion of counsel to that effect to the Company’s listing exchange; (ii) the direct expense paid to a third party to assist in enforcing this Policy would exceed the Recoverable Incentive Compensation and the Company has (A) made a reasonable attempt to recover such amounts and (B) provided documentation of such attempts to recover to the Company’s applicable listing exchange; or (iii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of the Internal Revenue Code of 1986, as amended, and (b) in the case of any Misconduct, as the Compensation and Leadership Committee determines, in its sole discretion, to be appropriate that recovery of Recoverable Incentive Compensation is impracticable in light of the scope and nature of the Misconduct.

“Incentive Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive Compensation does not include: any base salaries (except with respect to any salary increases earned wholly or in part based on the attainment of a Financial Reporting Measure performance goal); bonuses paid solely at the discretion of the CLC or Board that are not paid from a “bonus pool” that is determined by satisfying a Financial Reporting Measure performance goal; bonuses paid solely upon satisfying one or more subjective standards and/or completion of a specified employment period; non-equity incentive plan awards earned solely upon satisfying one or more strategic measures or operational measures; and equity awards that vest solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures. Notwithstanding the foregoing, in the case of any Misconduct, Incentive Compensation shall include all forms of cash and equity incentive compensation, including, without limitation, such incentive compensation that vests solely based on the passage of time and/or attaining one or more non-Financial Reporting Measures.

“Listing Rule Effective Date” means the 60th day after the SEC determines NASDAQ’s listing standards are deemed effective on which the Company’s securities are listed.

“Misconduct” shall mean a Covered Person’s (i) commission of any felony or any crime involving fraud, dishonesty or moral turpitude under applicable law; (ii) attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) intentional, material violation of any contract or agreement between the Covered Person and the Company or of any statutory duty owed to the Company; (iv) any action or willful inaction that may result in material financial, reputational or other harm to the Company and its affiliates and subsidiaries.

“Received.” Incentive Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive Compensation award is attained, even if the payment or grant of the Incentive Compensation occurs after the end of that period.

“Recoverable Incentive Compensation” means (a) in the case of any Restatement, the amount of any Incentive Compensation (calculated on a pre-tax basis) Received by a Covered Person during the Applicable Period that is in excess of the amount that otherwise would have been Received if the calculation were based on the Restatement, and (b) in the case of any Misconduct, the amount of any Incentive Compensation (calculated on a pre-tax basis) awarded, paid, settled or vested to a Covered Person during the Applicable Period that the Compensation and Leadership Committee determines, in its sole discretion, to be appropriate in light of the scope and nature of the Misconduct. For the avoidance of doubt, in the case of any Restatement, Recoverable Incentive Compensation does not include any Incentive Compensation Received by a person (i) before such person began service in a position or capacity meeting the definition of a “Covered Person,” (ii) if such person did not meet the definition of a “Covered Person” at any time during the Applicable Period, or (iii) during any period the Company did not have a class of its securities listed on a national securities exchange or a national securities association. For the avoidance of doubt, in the case of any Restatement, Recoverable Incentive Compensation may include Incentive Compensation Received by a person while serving as an employee if such person previously served as an Executive Officer and then transitioned to a non-Executive Officer role. For the avoidance of doubt, in the case of any Restatement, if the subject Incentive Compensation is based on (or derived from) stock price or total shareholder return where the amount of Recoverable Incentive Compensation is not subject to mathematical recalculation directly from the information in the applicable Restatement, the amount will be determined by the CLC based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive Compensation was Received (in which case, the Company will maintain documentation of such determination of that reasonable estimate and provide such documentation to the Company’s applicable listing exchange).

“Restatement” means an accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under U.S. securities laws, regardless of whether Company or Covered Person misconduct was the cause for such restatement. “Restatement” includes any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements (commonly referred to as “Big R” restatements), or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (commonly referred to as “little r” restatements).

Exhibit B
GOPRO, INC.
COMPENSATION RECOVERY POLICY
ACKNOWLEDGMENT AGREEMENT
By signing below, the undersigned acknowledges and agrees to be subject to the terms of the GoPro, Inc. Compensation Recovery Policy.

Date:	Signature:
Printed Name: